EMPLOYMENT AND NONCOMPETITION AGREEMENT


       THIS EMPLOYMENT AGREEMENT (the "Agreement") dated as of March 1, 1997, is made by and among BRI OP Limited Partnership ("BRI OP"), its General Partner, Berkshire Realty Company, Inc., a Delaware corporation (the "Company"), and DENNIS SUAREZ, an individual ("Employee").


                                WITNESSETH THAT:
                                ---------------

       WHEREAS, the General Partner manages BRI OP;

       WHEREAS, the General Partner is managed by its Board of Directors;

       WHEREAS, the Compensation Committee of the Board of Directors is responsible for negotiating employment contracts with senior management and staff of the General Partner subject to approval by the Board;

       WHEREAS, the General Partner and BRI OP should for management, business and accountability reasons have the same senior executives;

       WHEREAS, BRI OP and the General Partner shall be referred to herein collectively as the "Company";

       WHEREAS, all payments and health and welfare benefits payable hereunder to Employee will be paid for or provided by BRI OP;

       WHEREAS, the Company's principal business is the ownership and operation of high quality multi-family properties and community and regional shopping centers;

       WHEREAS, BRI OP and the General Partner desire to retain the Employee as Senior Vice President - Development of BRI OP and the General Partner, respectively, on the terms hereinafter set forth; and

       WHEREAS, the Employee wishes to be employed by BRI OP and the General Partner as their Senior Vice President - Development on the terms hereinafter set forth which terms shall supersede the terms and agreements set forth in a memorandum entitled "Special Notice" dated October 29, 1996 between David Marshall, President of the General Partner, and the Employee;

       NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BRI OP, the General Partner and the Employee hereby agree as follows:

        1. Employment. The Company will employ Employee, and Employee will accept such employment, upon the terms and subject to the conditions set forth in this Agreement.

        2. Capacity and Duties. Employee shall serve the Company as its Senior Vice President - Development, and his duties and responsibilities shall be those consistent with this position, subject to the direction and control of the Board of Directors of the Company (the "Board of Directors"). Employee shall report directly to the Chief Executive Officer or such other individual as may be designated from time to time by the Board of Directors.

        3. Obligations of Employee. During the term of his employment under this
Agreement:

              (a) Employee shall devote all of his business time and efforts to the business of the Company and use faithful and diligent efforts to promote the business interests of the Company and its subsidiaries and affiliates over which Employee has management responsibility.

              (b) Employee shall not, without the prior written consent of the Board of Directors in each instance, whether as an employee, consultant, independent contractor or otherwise, be engaged in any other business activities on behalf of any other person, firm, corporation, partnership, proprietorship or other entity.

        4. Term of Employment; Termination. The term of Employee's employment hereunder shall commence as of March 1, 1997 ("Commencement Date"), and shall continue until December 31, 1998 unless terminated prior thereto by the first to occur of the following (the "Employment Termination Date"):

              (a) the delivery by the Company to Employee of written notice of termination without "cause" (as defined in subsection (b) below). Any termination of this Agreement within two years of a Change in Control of the Company (as herein defined) also shall be deemed a termination by the Company. For purposes of this Agreement, a "Change in Control" of the Company shall mean
(i) the acquisition by any person (other than the Employee), corporation, partnership or other person or entity of 10% or more beneficial ownership (as defined in Rule 13d in effect as of such date under the Securities Exchange Act of 1934) of the outstanding voting stock of the Company; (ii) the merger or consolidation of the Company and any other corporation or entity; or (iii) the sale of all or substantially all of the assets of the Company;

              (b) the delivery by the Company to Employee of written notice of termination for "cause". The term "cause" means any termination by the Company by reason of (i) persistent and willful neglect of material duties by Employee after written notice and an opportunity to immediately cure such neglect to the satisfaction of the Board of Directors; (ii) the entry against Employee of a guilty plea, or a conviction, judgment or order in any proceeding of which Employee had notice and the opportunity to defend himself before any court relating to (y) a willful violation of any material law, rule or regulation applicable to the business of the Company or its subsidiaries or affiliates, unless such breach arises out of and is consistent with the express written direction of the Board of Directors or is undertaken with the express prior written consent of the Board of Directors, or (z) a violation of any law involving fraud, deceit or criminal misrepresentation; (iii) the entry against Employee of a guilty plea, or a


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

conviction or judgment in any proceeding of which Employee had notice and the opportunity to defend himself before any court relating to any charge which would constitute a felony if convicted; (iv) Employee engaging in any act involving moral turpitude, which act is, or could reasonably be expected to be, injurious to the financial interests or reputation of the Company or any of its subsidiaries or affiliates in any material respect; (v) Employee willfully misappropriating substantial assets of the Company or any of its subsidiaries or affiliates; (vi) Employee engaging in gross misconduct which is, or which could reasonably be expected to be, injurious to the Company or any of its subsidiaries or affiliates in any material respect; or (vii) Employee breaching any provisions of this Agreement and such breach has a material adverse effect on the Company after written notice and an opportunity to immediately cure such breach to the satisfaction of the Board of Directors, unless such breach arises out of and is consistent with the express written direction of the Board of Directors or is undertaken with the express prior written consent of the Board of Directors;

              (c) the date one month after the date of the delivery by Employee to the Company of written notice of termination; provided, however, that if the Company receives such notice from Employee, the Company shall have the right, exercisable by written notice to Employee, to accelerate the Employment Termination Date to such date on or after the date of the Company's notice to Employee as the Company shall determine in its discretion;

              (d) the death of Employee;

              (e) the delivery to Employee of written notice of termination by the Company if Employee shall suffer a physical or mental disability which renders Employee, (i) in the reasonable judgment of the carrier if a long-term disability policy covering the Employee provided by the Company is in force or,
(ii) if no such policy is in force, in the reasonable judgment of the Board of Directors, unable to perform his duties and obligations under this Agreement for 90 consecutive days or 120 days in any period of 180 consecutive days;

provided, however, that no termination of Employee's employment under this Agreement shall diminish or affect in any way Employee's rights to payments provided for hereunder which have accrued to and including the Employment Termination Date, and provided further, that no termination of Employee's employment under this Agreement for cause or otherwise (whether such termination is voluntary or involuntary) shall diminish or affect the Company's obligations to Employee, or Employee's obligations to the Company, under Section 9 hereof with respect to non-disclosure, Section 10 hereof with respect to the return of Company property, or Section 11 hereof with respect to Noncompetition.

        5. Base Salary; Bonus; Severance Compensation. From the Commencement Date through the Employment Termination Date, the Company shall pay Employee a base salary (the "Base Salary") at an annual rate of not less than $150,000 payable in equal bi-weekly payments. During the term hereof the Base Salary may be increased by the Board of Directors in its sole discretion based upon its review of the performance of both Employee and the Company.

              During the term of this Agreement Employee shall participate in the Development Group Bonus Pool. The terms and conditions of the Bonus Plan and payments thereunder, if any, are at the sole discretion of the Board of Directors. In the event of the termination of Employee's employment pursuant to subsection 4(a), 4(d) or 4(e) hereof, the Board of


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

Directors will consider whether in their sole discretion to make a bonus award to Employee on a pro rata basis for the period of the calendar year prior to the Employment Termination Date.

              Employee will be eligible to participate in the Berkshire Realty Company, Inc. 1996 Stock Option Plan to the extent determined by the Board of Directors in its discretion.

              If Employee's employment hereunder is terminated pursuant to subsection 4(a) hereof, the Company shall pay Employee severance compensation in nine monthly payments at the same rate as the Base Salary in effect at the Employment Termination Date, provided, however, if such termination is as a result of a Change of Control (as defined in subsection 4(a)), the Company shall pay Employee severance compensation for fifteen months.

              The Company shall deduct from payments of the Base Salary and bonus amounts sufficient to cover applicable federal, state and local income tax withholdings, social security and any other amounts which the Company is required to withhold by applicable law.

        6. Employee Benefits. From the Commencement Date through the Employment Termination Date, the Company shall provide health and welfare benefits including group life insurance, group health and accident insurance, group long-term disability insurance and a Section 401(k) retirement plan. In addition, Employee shall be entitled to a continuation of health insurance benefits under the Company's group health insurance program or COBRA, as the case may be, until any severance payments due Employee hereunder have been paid or the Employee is eligible to participate in a group health insurance plan with another employer, whichever comes first.

        7. Expense Reimbursement. Employee shall be entitled to reimbursement from the Company for the reasonable business costs and expenses which he incurs in connection with the performance of his duties and obligations under this Agreement provided that the nature and amount of such expenses are incurred and approved in accordance with the Company's business expense reimbursement policy in effect from time to time as approved by the Board of Directors. Reimbursement shall be conditioned upon presentation of expense statements or vouchers or such other supporting information as the Company may from time to time require.

        8. Non-Disclosure. Employee acknowledges that as a result of Employee's employment by the Company, Employee has and will become informed of, and have access to, valuable and confidential information of the Company or information which is not generally known to those outside of the Company (the "Confidential Information"), including but not limited to trade secrets, ways of business, technical information, know-how, plans, projections, business opportunities, proposed acquisitions, proposed dispositions, specifications, and the identity of partners and stockholders and that this Confidential Information, even though it may be contributed, developed or acquired by Employee, is the exclusive property of the Company to be held by Employee in trust and solely for the Company's benefit. Accordingly, Employee shall not at any time during or subsequent to his employment by the Company reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity, any of the Confidential Information without the prior written consent of the Board of Directors, except to responsible officers and employees of the Company and other responsible persons whom the Board of Directors agrees in writing are in a contractual or fiduciary relationship with the Company or who have a need for this information for purposes that are in the best interests of the Company. These provisions shall not prohibit Employee from disclosing information which legally is or becomes of general public knowledge from authorized sources other than Employee.

        9. Return of Company Property. Upon the termination of this Agreement, Employee shall promptly deliver to the Company all property of the Company including, without limitation, lists, drawings, manuals, letters, notes, notebooks, reports and copies thereof and all other materials, including those of a secret or confidential nature, relating to the Company's business that are in Employee's possession or control. Employee agrees that, upon the request of the Company, he will represent to the Company that he has complied with the provisions of this Section at the time he ceases to be an employee of the Company.

       10. Noncompetition.

              (a) Employee agrees that during the term of this Agreement and for nine (9) months after the Employment Termination Date (except that in the event of termination due to a Change of Control, as defined in subsection 4(a) hereof, this Section 10 shall not apply to Employee), Employee shall not (i) directly or indirectly solicit any person (natural or otherwise) to develop, construct, purchase or sell any multifamily or retail real estate or a mortgage loan financing such type of real estate if the person being solicited is or had been a developer or contractor with, or purchaser from or seller to, the Company of such type of property during the twelve (12) months prior to the Employment Termination Date or (ii) recruit or otherwise solicit or induce any person who is at the time an employee or consultant of the Company to terminate his employment with, or otherwise cease his relationship with, the Company, or hire any such employee or consultant who has left the employ of the Company within one year after termination of such employee's employment or consultant's relationship with the Company, provided, however, that Employee may recruit any former employee of the Company whose employment has been terminated by the Company and, provided further, that if Employee has terminated his employment of his own volition, this restriction upon recruiting employees or consultants shall run for two (2) years after the Employment Termination Date.

              (b) During any period that Employee is entitled to receive and is paid severance compensation in accordance with Section 5 hereof, if Employee shall become an employee, officer, director, shareholder, principal, agent, partner or consultant or otherwise be engaged in or have a financial or other interest in any business which competes with the Company, or its subsidiaries or affiliates or providers under contract of development, construction, property management or administrative services, equipment or facilities (which activity by the Employee is not prohibited by this Agreement), any base salary received from such activities shall be set off against any severance pay which he is entitled to receive from the Company. Notwithstanding the foregoing, Employee may make personal investments in the equity securities of any publicly traded company provided that any such investment does not exceed one percent (1%) of the market capitalization of the class of securities of the company in which his investment is made.

              (c) The restrictions against activities set forth in Section 10(a) and (b) above are considered by the parties to be reasonable for the purposes of protecting the business of the Company. If any restriction is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too broad a range of activities or in too large a geographic area, that restriction shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

       11. Remedies. Employee acknowledges that the Company would not have an adequate remedy at law for money damages if the covenants contained in Sections 9, 10 or 11 were not complied with in accordance with their terms, and that any breach or threatened breach thereof would result in immediate and irreparable injury to the Company. Therefore, Employee agrees that in the event of a threatened or anticipated breach or actual breach by Employee of any of the provisions of Section 8, 9 or 10, the Company shall be entitled (a) to inform in writing all potential or new employers, partners, shareholders, officers, directors or borrowers of Employee of the terms of this Agreement and (b) to an injunction restraining Employee from violating Sections 8, 9 or 10. Employee covenants and agrees that if he violates any of the covenants and agreements in
Section 8, 9 or 10, the Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration or benefits which Employee directly or indirectly realizes or may realize as a result of or in connection with any such violation. In addition to any remedies set forth in this Section, the Company may pursue all other legal or equitable remedies that may be available to it for a breach or threatened breach, including the recovery of damages.

       12. Successors and Assigns. The Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that Employee's duties and obligations hereunder may not be delegated or assigned by him in any manner.

       13. Counterparts. This Agreement may be executed in two or more counterparts, all of which, when taken together, shall constitute one and the same Agreement.

       14. Governing Law. This Agreement, and the validity and interpretation hereof and the performance by the parties hereto of their respective duties and obligations hereunder, shall be governed by the laws of The Commonwealth of Massachusetts without regard to principles of conflicts of laws. Jurisdiction and venue over any legal action by either party under this Agreement shall be Boston, Massachusetts.

       15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to make the provision valid and enforceable under the applicable law, but if any provision of this Agreement shall be or become invalid or prohibited under any applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity only, without thereby invalidating the remainder of such provisions or the remaining provisions of this Agreement.

       16. Amendments and Modifications. No modification, extension, or waiver of any provisions hereof or any release of any right hereunder shall be valid, unless the same is in writing and is consented to by all parties hereto.

       17. Entire Agreement. This Agreement embodies the entire understanding and agreement of the parties hereto relating to the subject matter hereof.

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

       18. Notice. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by United States mail, certified or registered, with return receipt requested, or by telefax, telegram or telex:

              (a)   If to the Employee, to:

                             Dennis Suarez
                             441 Bottesford Drive
                             Kennesaw, GA 30144
                             Telefax number:  (770) 955-9559

               (b) If to the Company, to:

                             BRI OP Limited Partnership
                             Berkshire Realty Company, Inc.
                             Harbor Plaza
                             470 Atlantic Avenue
                             Boston, MA  02210
                             Attention:  David F. Marshall
                             Telefax number:  (617) 556-1507

                             With a copy to:

                             Peabody & Brown
                             101 Federal Street
                             Boston, MA  02110-1832
                             Attention:  Alexander J. Jordan, Esq.
                             Telefax number:  (617) 345-1300

or to such other addresses or telefax numbers as the parties may have furnished to each other by notice pursuant to the provisions of this Section. Any such notice, demand or other communication shall be deemed to have been given on the date actually delivered to the address to which it is directed.

       19. Captions. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing or interpreting any provision contained herein.

       20. Gender. Whenever the singular is used herein and where required by the context, the same shall include the plural, and the neuter gender shall include the masculine and feminine genders.

       21. Survival. The provisions of Sections 5, 6 and 7 insofar as they provide for payments to be made to Employee after termination of this Agreement and Sections 8 through 11 hereof shall survive the termination of this Agreement by Employee or the Company, whether voluntary of involuntary, or with or without cause.

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

       22. Renewal. This Agreement will renew for a period of one year if Notice of intent to modify or terminate is not given by either party to the other no later than thirty days prior to December 31, 1998 or any subsequent December 31 thereafter. Such notice shall be in the form and to the address as prescribed by
Section 18 of this Agreement.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal effective on the date first above set forth.


BRI OP LIMITED PARTNERSHIP                BERKSHIRE REALTY COMPANY, INC.

By:  Berkshire Realty Company, Inc.
     Its General Partner
                                          By: _____________________________
                                                Its: Chairman of the
                                                     Compensation Committee
By: _______________________________
      Its: Chairman of the
           Compensation Committee


                                          Employee:



                                          -------------------------------
                                          DENNIS SUAREZ


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